FOR IMMEDIATE RELEASE

China Agritech Opens New Factory in Beijing

Beijing, China - September 25, 2006 - China Agritech, Inc. (OTC Bulletin Board: CAGC) ("China Agritech"), one of the largest liquid compound organic fertilizer manufacturers in the People's Republic of China (PRC), today announced that its new facility in Beijing, opened September 20, 2006.

The facility serves as the primary syrup concentrate production center, converting factory and research and development (R&D) institute. The syrup production center has capacity for 5,000 metric tons, and will supply each of the new regional facilities the company plans to open over the next several years. The converting factory, which is where the fertilizer formulas are customized to the local region and plants, has capacity for 2,000 metric tons and will serve the Hebei, Shandong and Shanxi provinces. This region comprises 19.5 million hectares, or 15%, of China's arable land and uses 8.5 million metric tons, or 18%, of the total fertilizer used in China each year. China Agritech already has nine regional sales centers established in this region.

The relocation of the Company's R&D center to Beijing is a significant step in establishing China Agritech as a national company in the PRC. The new location allows for better communication with important government agencies, such as the Ministry of Agriculture, which should help expedite the expansion throughout China and support the company's R&D initiatives.

"We are very excited to have reached this critical milestone as we move to become a national company in the PRC and the leading national brand in liquid compound organic fertilizer. We initiated our expansion earlier this year with the opening of our Anhui facility in July and plan to continue building new facilities as we strategically target new regions in China and internationally," commented Mr. Chang, CEO of China Agritech.

China Agritech plans to open additional converting facilities in Xinjinag and Chongqing by year-end. Once all four facilities are operational, the company will have capacity for 13,000 metric tons, a 160% increase in capacity from the end of 2005. Every 1,000 metric tons of additional converting capacity equates to approximately $7.0 million in potential annual sales.

About China Agritech

China Agritech is engaged in the development, manufacturing and distribution of high quality, environmentally friendly liquid compound organic fertilizers and related products in the People's Republic of China. The liquid compound organic fertilizer products are manufactured using a proprietary production method and formulas and are used as a supplement to granular fertilizer. The Company has a ten year history of selling its products in northern China and is currently expanding domestically and internationally.

The statements contained in this Release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation, statements regarding the Company's expectations, hopes, beliefs, intentions or strategies regarding the future. These forward-looking statements are based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Contact Information:

CCG Elite Investor Relations	China Agritech, Inc.
Crocker Coulson, President	Richard Dean, U.S. Representative
(310) 231-8600 ext. 103	(716) 626-3535
Crocker.coulson@ccgir.com	rick@heritagemgmt.net

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